EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200
FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2016 THIRD QUARTER
AND NINE MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – October 26, 2016 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the third quarter (“Q3”) and nine months ended September 30, 2016, as compared to Q3 and nine months ended September 30, 2015.

Insignia’s President and CEO Kristine Glancy commented, “As communicated at our shareholder meeting, Insignia is investing in both our existing core products to enhance their effectiveness; and in creating a foundation for product line expansion. We are in a transition period and making progress. However, our net sales in this quarter declined versus 2015 performance. During the third quarter our net sales were down year-over-year by 14.3%; partly due to a 2015 sales promotion we elected not to repeat during the third quarter of 2016 in favor of a promotion that offers stronger 2017 revenue performance, as well as, competitive pressures and changes in CPG spending patterns. We implemented a plan to restructure our operations in September 2016, including workforce reductions and other cost-saving initiatives. Third quarter 2016 operating loss was $38,000, which included $121,000 of pre-tax restructuring charges, compared to operating income of $924,000 in third quarter 2015. The decrease was primarily driven by decreased service revenues, and continued planned expenses related to our investments into our new IT operating infrastructure, which remains on schedule to be completed in mid-2017.”

Ms. Glancy continued; “Since joining Insignia five months ago, I have been focused on improving our day-to-day business operations and building an organization and strategy for 2017 and beyond. We are making investments in our core business, business development, and our people that we believe enable a platform for growth. Our restructuring action was taken, along with key new hires, most recently James Illingworth, SVP of Marketing & Business Development, to size our company for the near term and better position our company for our strategy for future growth. In late fourth quarter, I plan to announce our new strategic framework and financial expectations for 2017.”

“Current POPS bookings for Q4 2016 are $5.1 million, compared to $6.8 million for Q4 2015 one year ago. As noted above, the 2015 promotion not repeated also is expected to have an impact on Q4 2016. This 2015 promotion was focused on a limited time special price offer we elected to not repeat in 2016."

Q3 2016 Results
Q3 2016 total net sales decreased 14.3% to $6,469,000 from $7,548,000 in Q3 2015, primarily due to a 9.6% decrease in the number of signs placed, partially due to the 2015 sales promotion that was not repeated in 2016, and a 6.7% decrease in average price per sign, which was a result of competitive pressurse and changes in CPG spending patterns.

Gross profit in Q3 2016 decreased to $2,000,000, or 30.9% of total net sales, from $3,499,000, or 46.3% of total net sales, in Q3 2015. The lower gross profit was primarily the result of decreased service revenues, combined with increased costs associated with retail network growth initiatives, and costs associated with the implementation project for our new IT operating infrastructure, partially offset by decreased facilities costs.
Selling expenses in Q3 2016 were $917,000, or 14.2% of total net sales, as compared to $962,000, or 12.7% of total net sales, in Q3 2015. The decrease in expenses was primarily due to lower variable compensation related to lower sales and other sales related expenses, partially offset by costs related to restructuring.
Marketing expenses in Q3 2016 were $242,000, or 3.7% of total net sales, as compared to $468,000, or 6.2% of total net sales, in Q3 2015. The decrease in the 2016 period was primarily due to decreased staffing and staff related costs, partially due to open positions, combined with decreased consulting fees.
General and administrative expenses in Q3 2016 decreased to $879,000, or 13.6% of total net sales, from $1,145,000, or 15.1% of total net sales, in 2015. The decrease was primarily due to costs associated with the resignation of the Company’s former Chief Executive Officer in 2015.
Income tax expense for Q3 2016 was (542.3%) of pretax loss, or $141,000, compared to income tax expense of 40.5% of pretax income, or $382,000, in Q3 2015. Tax expense will vary between periods, given the company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.
As a result of the items above, the net loss for Q3 2016 was $167,000, or $0.01 per basic and diluted share, compared to net income of $561,000, or $0.05 per basic and diluted share, in Q3 2015.

As of September 30, 2016, cash, cash equivalents and available-for-sale investments totaled $14.8 million, compared to cash, cash equivalents and available-for-sale investments of $18.0 million as of December 31, 2015. As of September 30, 2016, working capital was $21.4 million compared to working capital of $21.3 million as of December 31, 2015.

Share Repurchase Plan
As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through October 30, 2017. During Q3 2016, the Company purchased approximately 23,000 shares at an average price of $2.28 per share.

About Insignia Systems, Inc.
Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase. Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 1,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kraft Heinz Company, Nestlé and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
Statements in this press release which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance: current expectations as to full year and future financial performance; benefits of sales and marketing investments and IT infrastructure investments; timing of implementation of technology operating infrastructure; plans to announce strategic framework and financial expectations, and ability to sustain and grow core products and launch new products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to sustain and grow core product offerings or to develop, implement and grow new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2016; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$6,469,000	$7,548,000	$19,164,000	$20,762,000
Cost of sales	4,469,000	4,049,000	13,081,000	11,475,000
Gross profit	2,000,000	3,499,000	6,083,000	9,287,000
Operating expenses:
Selling	917,000	962,000	3,061,000	3,451,000
Marketing	242,000	468,000	769,000	1,254,000
General and administrative	879,000	1,145,000	3,149,000	3,110,000

Operating income (loss)	(38,000)	924,000	(896,000)	1,472,000
Other income, net	12,000	19,000	44,000	56,000

Income (loss) before taxes	(26,000)	943,000	(852,000)	1,528,000
Income tax expense (benefit)	141,000	382,000	(276,000)	621,000

Net income (loss)	(167,000)	561,000	(576,000)	907,000

Other comprehensive income (loss), net of tax	—	—	11,000	7,000

Comprehensive income (loss)	$(167,000)	$561,000	$(565,000)	$914,000

Net income (loss) per share:
Basic	$(0.01)	$0.05	$(0.05)	$0.07
Diluted	$(0.01)	$0.05	$(0.05)	$0.07

Shares used in calculation of net income (loss) per share:
Basic	11,642,000	12,107,000	11,626,000	12,177,000
Diluted	11,642,000	12,241,000	11,626,000	12,351,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	September 30,	December 31,
	2016	2015

Cash, cash equivalents and debt security investments	$14,842,000	$18,013,000
Working capital	21,439,000	21,297,000
Total assets	28,362,000	31,714,000
Total liabilities	4,313,000	6,994,000
Shareholders' equity	24,049,000	24,720,000